Exhibit 99.1
Joint Filing Agreement
In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on their behalf of a single Schedule 13D and any amendments thereto, with respect to the shares of Common Stock, $0.001 par value per share, of OFS Credit Company, Inc. and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an Exhibit 99.1 to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.
Date: January 13, 2020

OI3, LLC, a Delaware limited liability company

By:	/s/ Nicholas V. Morosoff
Nicholas V. Morosoff
Officer of Manager

/s/ Richard S. Ressler
Richard S. Ressler

ORCHARD CAPITAL CORPORATION, a California corporation

By:	/s/ Nicholas V. Morosoff
Name:	Nicholas V. Morosoff
Title:	Officer

THE OI3 2019 TRUST

By:	/s/ Richard S. Ressler
Name:	Richard S. Ressler
Title:	Investment Trustee